Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-257249) pertaining to the Lyell Immunopharma, Inc. 2018 Equity Incentive Plan, the Lyell Immunopharma, Inc. 2021 Equity Incentive Plan, and the Lyell Immunopharma, Inc. 2021 Employee Stock Purchase Plan of our report dated March 29, 2022, with respect to the consolidated financial statements of Lyell Immunopharma, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Redwood City, California
March 29, 2022